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                                                                                   EXHIBIT 12
                UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)


                                                          Years Ended December 31,

                                          1993         1992         1991         1990         1989
Fixed Charges:
Interest on indebtedness               $     251    $     282    $     339    $     362    $     330
Interest capitalized                          29           52           70           60           61
One-third of rents*                          115          135          130          126          114

Total Fixed Charges                    $     395    $     469    $     539    $     548    $     505

Earnings:
Income (loss) before income taxes
and minority interests                 $     909    $     200    $    (891)   $   1,291    $   1,260

Fixed charges per above                      395          469          539          548          505
Less: interest capitalized                   (29)         (52)         (70)         (60)         (61)
                                             366          417          469          488          444
Amortization of interest
capitalized                                   42           43           40           37           33

Total Earnings                         $   1,317    $     660    $    (382)   $   1,816    $   1,737

Ratio of Earnings to Fixed Charges          3.33         1.41           **         3.31         3.44



*   Reasonable approximation of the interest factor.

**  Not relevant.
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